<PLAINTEXT>

                                                                 Morgan Stanley
                                                                 Charter Series

       April 2008
       Monthly Report

This Monthly Report supplements the Charter Funds' Prospectus dated May 1, 2008.

                                                           Issued: May 30, 2008

[LOGO]

MORGAN STANLEY CHARTER SERIES

HISTORICAL FUND PERFORMANCE

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. Past performance is no guarantee of future results.

                                                                                                                       INCEPTION-
                                                                                                                        TO-DATE
                   1994    1995 1996 1997 1998   1999    2000  2001    2002   2003  2004   2005  2006   2007    2008     RETURN
FUND                %       %    %    %    %      %       %     %       %      %     %      %     %      %       %         %
----------------------------------------------------------------------------------------------------------------------------------
Charter Campbell    --      --  --    --  --      --      --    --    (4.2)   16.3   3.9   9.7    3.1  (15.0)  (2.3)      8.7
                                                                     (3 mos.)                                 (4 mos.)
----------------------------------------------------------------------------------------------------------------------------------
Charter Aspect..   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8 (3.3)    29.1   (5.1) (5.6) (19.6) 10.5   4.4     3.7      88.1
                 (10 mos.)                                                                                    (4 mos.)
----------------------------------------------------------------------------------------------------------------------------------
Charter Graham..    --      --  --    --  --      2.9    22.0  9.7     36.8   16.1   1.3  (16.1)  4.6   13.2    10.9     144.3
                                               (10 mos.)                                                      (4 mos.)
----------------------------------------------------------------------------------------------------------------------------------
Charter WCM.....    --      --  --    --  --     (7.2)   12.1 (11.3)   21.1   (0.6) (5.3) (0.6)  (2.4)  10.4    7.4      21.0
                                               (10 mos.)                                                      (4 mos.)
----------------------------------------------------------------------------------------------------------------------------------

                  COMPOUND
                 ANNUALIZED
                   RETURN
FUND                 %
---------------------------
Charter Campbell    1.5

---------------------------
Charter Aspect..    4.6

---------------------------
Charter Graham..    10.2

---------------------------
Charter WCM.....    2.1

---------------------------

DEMETER MANAGEMENT CORPORATION

522 Fifth Avenue, 13th Floor
New York, NY 10036
Telephone (212) 296-1999

Morgan Stanley Charter Series
Monthly Report
April 2008

Dear Limited Partner:

 The Net Asset Value per Unit for each of the four Morgan Stanley Charter Funds as of April 30, 2008 was as follows:

                                               % CHANGE
                       FUND             N.A.V. FOR MONTH
                       ---------------------------------
                       Charter Campbell $10.87   -2.72%
                       ---------------------------------
                       Charter Aspect   $18.81   -6.09%
                       ---------------------------------
                       Charter Graham   $24.43   0.44%
                       ---------------------------------
                       Charter WCM      $12.10   -1.51%
                       ---------------------------------

 Detailed performance information for each Fund is located in the body of the financial report. (Note: all returns are net of all fees). For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.

 The trading results by sector chart indicates the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below the chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

 Effective May 8, 2008, Michael Adam is no longer a principal of Aspect Capital Limited, the trading advisor of Morgan Stanley Charter Aspect L.P.

 Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 522 Fifth Avenue, 13th Floor, New York, NY 10036, or your Morgan Stanley Financial Advisor.

 I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

Sincerely,

 LOGO
Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation,
General Partner of
Morgan Stanley Charter Campbell L.P.
Morgan Stanley Charter Aspect L.P.
Morgan Stanley Charter Graham L.P.
Morgan Stanley Charter WCM L.P.

MORGAN STANLEY CHARTER CAMPBELL L.P.

                                     [CHART]

                   Month ended April 30, 2008  YTD Month ended April 30, 2008
                   --------------------------  ------------------------------
Currencies                      1.22%                       1.47%
Global Interest Rates          -2.28%                      -3.32%
Global Stock Indices           -1.42%                       1.44%
Energies                        0.30%                       0.17%
Metals                          0.06%                       0.06%

Note:Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses across the global interest rate and global stock index sectors. A portion of these losses was offset by gains recorded in the currency and energy sectors. Trading results in the metals markets were essentially flat and had no material effect on the overall Fund performance for the month.

Within the global interest rate sector, long positions in U.S., European, and Japanese fixed-income futures resulted in losses as prices moved lower amid a rebound in the global equity markets, which reduced demand for the "safe haven" of government bonds. In addition, prices of U.S. and Japanese interest rate futures declined on speculation that the U.S. Federal Reserve and Bank of Japan may not reduce borrowing costs as much as previously expected due to accelerating global inflation.

Additional losses were incurred within the global stock index sector from short positions in European and Japanese equity index futures as prices increased amid the release of better-than-expected corporate earnings reports from the financial and technology sectors, as well as a smaller-than-expected drop in U.S. jobs data.

MORGAN STANLEY CHARTER CAMPBELL L.P.
(continued)


Within the currency sector, short positions in the Japanese yen and Swiss franc versus the U.S. dollar experienced gains as the value of the U.S. dollar moved higher against these currencies after the U.S. Institute for Supply Management's manufacturing index unexpectedly moved higher and a U.S. economic report showed private sector jobs unexpectedly increased in March, indicating the U.S. economy may withstand the ongoing credit crisis. Elsewhere, long positions in the Australian dollar versus the U.S. dollar resulted in additional gains as the value of the Australian dollar moved higher in tandem with steadily rising commodity prices.

Smaller gains were recorded within the energy sector from long futures positions in crude oil and its related products as prices rose after unexpected plant shutdowns in the U.S. and a drop in Mexican and Nigerian output curbed supplies. In addition, prices moved higher following news that OPEC output fell in March for the first time since August 2007.

MORGAN STANLEY CHARTER ASPECT L.P.

                                     [CHART]

                   Month ended April 30, 2008  YTD Month ended April 30, 2008
                   --------------------------  ------------------------------
Currencies                 -0.84%                         0.81%
Global Interest Rates      -3.97%                         1.53%
Global Stock Indices       -1.68%                         0.11%
Energies                    1.49%                         1.34%
Metals                     -0.45%                        -0.14%
Agriculturals              -0.33%                         3.40%


Note:Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses across the global interest rate, global stock index, currency, metals, and agricultural sectors. These losses were partially offset by gains recorded in the energy markets.

Within the global interest rate sector, long positions in U.S., Japanese, and European fixed-income futures resulted in losses as prices moved lower amid a rebound in the global equity markets, which reduced demand for the "safe haven" of government bonds. In addition, prices of U.S. and Japanese interest rate futures declined on speculation that the U.S. Federal Reserve and Bank of Japan may not reduce borrowing costs as much as previously expected due to accelerating global inflation.

Within the global stock index sector, short positions in Pacific Rim, European, and U.S. equity index futures experienced losses as prices increased amid the release of better-than-expected corporate earnings reports from the financial and technology sectors, as well as a smaller-than-expected drop in U.S. jobs data.

MORGAN STANLEY CHARTER ASPECT L.P.
(continued)


Additional losses were incurred within the currency sector from long positions in the Swiss franc, euro, and Japanese yen versus the U.S. dollar as the value of the U.S. dollar reversed higher against these currencies after the U.S. Institute for Supply Management's manufacturing index unexpectedly moved higher and a U.S. economic report showed private sector jobs unexpectedly increased in March, indicating the U.S. economy may withstand the ongoing credit crisis.

Further losses were recorded within the metals markets from long positions in gold and silver futures as prices moved lower due to a rise in the value of the U.S. dollar. Elsewhere in the metals complex, long positions in aluminum futures resulted in losses as prices decreased amid speculation that a continued slowdown in global economic growth may erode future demand for base metals.

Smaller losses were experienced within the agricultural sector from short futures positions in live cattle and lean hogs as prices rose due to signs of increasing demand. Meanwhile, long positions in wheat futures also incurred losses as prices reversed lower amid expectations of a rise in global production.

Within the energy markets, long futures positions in crude oil and its related products experienced gains as prices rose after unexpected plant shutdowns in the U.S. and a drop in Mexican and Nigerian output curbed supplies. In addition, prices moved higher following news that OPEC output fell in March for the first time since August 2007. Elsewhere, long positions in natural gas futures resulted in gains as prices increased due to a government report that showed U.S. inventories declined to the lowest level since 2005 while demand is expected to rise.

MORGAN STANLEY CHARTER GRAHAM L.P.

                                     [CHART]

                   Month ended April 30, 2008 YTD Month ended April 30, 2008
                   --------------------------  ------------------------------
Currencies                  1.33%                         2.74%
Global Interest Rates      -1.50%                        -0.63%
Global Stock Indices       -1.06%                         2.93%
Energies                    2.05%                         5.75%
Metals                     -0.10%                         0.35%
Agriculturals               0.18%                         1.79%



Note:Reflects trading results only and does not include fees or interest income.

During the month, the Fund recorded gains across the energy, currency, and agricultural sectors. These gains were partially offset by losses incurred in the global interest rate, global stock index, and metals sectors.

Within the energy markets, long futures positions in crude oil and its related products resulted in gains as prices increased after unexpected plant shutdowns in the U.S. and a drop in Mexican and Nigerian output curbed supplies. In addition, prices moved higher following news that OPEC output fell in March for the first time since August 2007. Elsewhere, long positions in natural gas futures experienced gains as prices rose due to a government report that showed U.S. inventories declined to the lowest level since 2005 while demand is expected to increase.

Additional gains were recorded within the currency sector from long positions in the Colombian peso, South African rand, and Brazilian real versus the U.S. dollar as the value of these currencies moved higher against the U.S. dollar amid a rise in risk appetite due to a rebound in the global equity markets and renewed optimism regarding the future direction of the global economy, which boosted demand for higher-yielding, emerging-market currency assets.

MORGAN STANLEY CHARTER GRAHAM L.P.
(continued)


Smaller gains were experienced within the agricultural sector from long futures positions in the soybean complex as prices increased after a government report showed a rise in demand for U.S. supplies following labor disputes that slowed exports from Argentina and Brazil. Meanwhile, long positions in corn futures resulted in further gains as prices rose on concerns that wet weather may delay planting and reduce yields in the U.S., the world's largest corn producer and exporter.

Within the global stock index sector, short positions in European, U.S., and Pacific Rim equity index futures recorded losses as prices increased amid the release of better-than-expected corporate earnings reports from the financial and technology sectors, as well as a smaller-than-expected drop in U.S. jobs data, which fueled speculation that the U.S. may be able to avoid a recession.

Additional losses were incurred within the global interest rate sector from long positions in European and U.S. fixed-income futures as prices moved lower amid the aforementioned rebound in the global equity markets, which reduced demand for the "safe haven" of government bonds. In addition, prices of U.S. interest rate futures declined on speculation that the U.S. Federal Reserve may not reduce borrowing costs as much as previously expected due to accelerating global inflation.

Smaller losses were recorded within the metals markets from long positions in gold futures as prices decreased due to a rise in the value of the U.S. dollar.

MORGAN STANLEY CHARTER WCM L.P.

                                     [CHART]

                   Month ended April 30, 2008  YTD Month ended April 30, 2008
                   --------------------------  ------------------------------
Currencies                 -0.04%                        3.59%
Global Interest Rates      -1.82%                        2.53%
Global Stock Indices       -0.65%                       -2.08%
Energies                    1.77%                        3.63%
Metals                     -0.49%                        1.22%
Agriculturals               0.30%                        2.84%

Note:Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses across the global interest rate, global stock index, and metals sectors. These losses were partially offset by gains recorded in the energy and agricultural markets. Trading results in the currency sector were essentially flat and had no material effect on the overall Fund performance for the month.

Within the global interest rate sector, long positions in U.S., Japanese, and European fixed-income futures resulted in losses as prices moved lower amid a rebound in the global equity markets, which reduced demand for the "safe haven" of government bonds. In addition, prices of U.S. and Japanese interest rate futures declined on speculation that the U.S. Federal Reserve and Bank of Japan may not reduce borrowing costs as much as previously expected due to accelerating global inflation.

Additional losses were experienced within the global stock index sector from short positions in European, U.S., and Pacific Rim equity index futures as prices increased amid the release of better-than-expected corporate earnings reports from the financial and technology sectors, as well as a smaller-than-expected drop in U.S. jobs data.

MORGAN STANLEY CHARTER WCM L.P.
(continued)


Smaller losses were recorded within the metals markets from long positions in gold and silver futures as prices decreased due to a rise in the value of the U.S. dollar.

Within the energy markets, long futures positions in crude oil and its related products resulted in gains as prices increased after unexpected plant shutdowns in the U.S. and a drop in Mexican and Nigerian output curbed supplies. In addition, prices moved higher following news that OPEC output fell in March for the first time since August 2007.

Additional gains were recorded within the agricultural sector from long futures positions in the soybean complex as prices increased after a government report showed a rise in demand for U.S. supplies following labor disputes that slowed exports from Argentina and Brazil. Smaller gains were experienced from long positions in corn futures as prices rose on concerns that wet weather may delay planting and reduce yields in the U.S., the world's largest corn producer and exporter.

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED APRIL 30, 2008 (UNAUDITED)

                                  MORGAN STANLEY              MORGAN STANLEY              MORGAN STANLEY
                               CHARTER CAMPBELL L.P.        CHARTER ASPECT L.P.         CHARTER GRAHAM L.P.
                            --------------------------  --------------------------  --------------------------
                                         PERCENTAGE OF               PERCENTAGE OF               PERCENTAGE OF
                                         APRIL 1, 2008               APRIL 1, 2008               APRIL 1, 2008
                                           BEGINNING                   BEGINNING                   BEGINNING
                              AMOUNT    NET ASSET VALUE   AMOUNT    NET ASSET VALUE   AMOUNT    NET ASSET VALUE
                            ----------  --------------- ----------  --------------- ----------  ---------------
                                $              %            $              %            $              %
INVESTMENT INCOME
  Interest income (Note 2)     237,834         .10         147,090         .09         471,690         .10
                            ----------       -----      ----------       -----      ----------       -----

EXPENSES
  Brokerage fees (Note 2)    1,181,709         .50         776,597         .50       2,415,824         .50
  Management fees              521,921         .21         258,867         .16         805,275         .17
                            ----------       -----      ----------       -----      ----------       -----
   Total Expenses            1,703,630         .71       1,035,464         .66       3,221,099         .67
                            ----------       -----      ----------       -----      ----------       -----

NET INVESTMENT LOSS         (1,465,796)       (.61)       (888,374)       (.57)     (2,749,409)       (.57)
                            ----------       -----      ----------       -----      ----------       -----

TRADING RESULTS
Trading profit (loss):
  Realized                  (4,792,676)      (2.03)     (5,150,988)      (3.32)     (5,648,329)      (1.17)
  Net change in unrealized    (179,041)       (.08)     (3,411,885)      (2.20)     10,508,974        2.18
                            ----------       -----      ----------       -----      ----------       -----
   Total Trading Results    (4,971,717)      (2.11)     (8,562,873)      (5.52)      4,860,645        1.01
                            ----------       -----      ----------       -----      ----------       -----

NET INCOME (LOSS)           (6,437,513)      (2.72)     (9,451,247)      (6.09)      2,111,236         .44
                            ==========       =====      ==========       =====      ==========       =====

                                  MORGAN STANLEY
                                 CHARTER WCM L.P.
                            --------------------------
                                         PERCENTAGE OF
                                         APRIL 1, 2008
                                           BEGINNING
                              AMOUNT    NET ASSET VALUE
                            ----------  ---------------
                                $              %
INVESTMENT INCOME
  Interest income (Note 2)     101,765         .10
                            ----------       -----

EXPENSES
  Brokerage fees (Note 2)      534,808         .50
  Management fees              178,269         .17
                            ----------       -----
   Total Expenses              713,077         .67
                            ----------       -----

NET INVESTMENT LOSS           (611,312)       (.57)
                            ----------       -----

TRADING RESULTS
Trading profit (loss):
  Realized                  (1,294,322)      (1.21)
  Net change in unrealized     288,043         .27
                            ----------       -----
   Total Trading Results    (1,006,279)       (.94)
                            ----------       -----

NET INCOME (LOSS)           (1,617,591)      (1.51)
                            ==========       =====

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED APRIL 30, 2008 (UNAUDITED)

                             MORGAN STANLEY                        MORGAN STANLEY                       MORGAN STANLEY
                          CHARTER CAMPBELL L.P.                 CHARTER ASPECT L.P.                   CHARTER GRAHAM L.P.
                  ------------------------------------  -----------------------------------  ----------------------------
                       UNITS         AMOUNT    PER UNIT     UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT
                  --------------  -----------  -------- -------------  -----------  -------- --------------  -----------
                                       $          $                         $          $                          $

Net Asset Value,
 April 1, 2008    21,150,083.024  236,341,756   11.17   7,753,219.940  155,319,466   20.03   19,865,361.247  483,164,781

Net Income (Loss)       --         (6,437,513)   (.30)        --        (9,451,247)  (1.22)        --          2,111,236
Redemptions         (759,621.814)  (8,257,089)  10.87     (81,719.262)  (1,537,139)  18.81     (364,098.711)  (8,894,932)
Subscriptions           --             --         --      218,653.276    4,112,868   18.81      247,256.640    6,040,480
                  --------------  -----------           -------------  -----------           --------------  -----------

Net Asset Value,
 April 30, 2008   20,390,461.210  221,647,154   10.87   7,890,153.954  148,443,948   18.81   19,748,519.176  482,421,565
                  ==============  ===========           =============  ===========           ==============  ===========

                                      MORGAN STANLEY
                                     CHARTER WCM L.P.
                  --------------------------------------------
                  PER UNIT     UNITS         AMOUNT    PER UNIT
                  -------- -------------  -----------  --------
                     $                         $          $

Net Asset Value,
 April 1, 2008     24.32   8,703,288.151  106,961,526   12.29

Net Income (Loss)    .11         --        (1,617,591)   (.19)
Redemptions        24.43     (60,531.697)    (732,434)  12.10
Subscriptions      24.43     465,094.514    5,627,644   12.10
                           -------------  -----------

Net Asset Value,
 April 30, 2008    24.43   9,107,850.968  110,239,145   12.10
                           =============  ===========

  The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION.  Morgan Stanley Charter Campbell L.P. ("Charter Campbell"),
Morgan Stanley Charter Aspect L.P. ("Charter Aspect"), Morgan Stanley Charter Graham L.P. ("Charter Graham"), and Morgan Stanley Charter WCM L.P. ("Charter WCM") (individually, a "Partnership", and collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").
  The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The commodity brokers are Morgan Stanley & Co. Incorporated ("MS&Co.") and Morgan Stanley & Co. International plc ("MSIP"). MS&Co. acts as the counterparty on all trading of foreign currency forward contracts. For Charter Campbell, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all trading of options on foreign currency forward contracts. Demeter, MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.
  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based on their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, MS&Co. credits each Partnership with interest income on 100% of its average daily funds held at MS&Co. and MSIP to meet margin requirements at a rate approximately equivalent to what the commodity brokers pay other similar customers on margin deposits. In addition, MS&Co. credits at each month end each Partnership with interest income on 100% of such Partnership's assets not deposited as margin at a rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate during the month. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on forward contracts and other Futures Interests.
  The Partnerships' functional currency is the U.S. dollar; however, the Partnerships may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership pays a flat-rate monthly brokerage fee of 1/12 of 6% of the Partnership's Net Assets as of the first day of each month (a 6% annual rate). Such fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and offering expenses.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by MS&Co. through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership, except Charter Campbell, are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. MS&Co. pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter, no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, with a minimum of 100 Units required for each redemption, unless a limited partner is redeeming his entire interest in a particular Partnership.
  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to MS&Co.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in each Partnership except Charter Campbell, and at the end of each month thereafter, limited partners may exchange their Units among Charter Aspect, Charter
Graham, and Charter WCM (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISSOLUTION OF THE PARTNERSHIPS. Charter Aspect will terminate on December 31, 2025 and Charter Campbell, Charter Graham, and Charter WCM will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

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2. RELATED PARTY TRANSACTIONS
Each Partnership pays brokerage fees to MS&Co. as described in Note 1. Each Partnership's cash is on deposit with MS&Co. and MSIP in futures interests trading accounts to meet margin requirements as needed. MS&Co. pays interest on these funds as described in Note 1.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


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3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:

Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.

Morgan Stanley Charter Aspect L.P.
  Aspect Capital Limited ("Aspect")

Morgan Stanley Charter Graham L.P.
  Graham Capital Management, L.P.

Morgan Stanley Charter WCM L.P.
  Winton Capital Management Limited ("Winton")

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. Charter Aspect, Charter Graham, and Charter WCM each pays its trading advisor a flat-rate monthly fee equal to 1/6 of 1% (a 2% annual rate) of the Partnership's Net Assets under management by each trading advisor as of the first day of each month.
  Charter Campbell pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2.65% (a 2.65% annual rate) of the Partnership's Net Assets under management as of the first day of each month.

INCENTIVE FEE. Each Partnership's incentive fee is equal to 20% of trading profits paid on a monthly basis.
  Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted. When a trading advisor experiences losses with respect to Net Assets as of the end of a calendar month, the trading advisor must recover such losses before that trading advisor is eligible for an incentive fee in the future.
  Charter Aspect and Charter WCM each pays an incentive fee to Aspect and Winton, respectively, based upon the performance of each trading advisor beginning December 1, 2006, without regard to any losses incurred by the prior trading advisor(s).

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(concluded)

Managed futures investments are speculative, involve a high degree of risk, use significant leverage, are generally illiquid, have substantial charges, are subject to conflicts of interest, and are suitable only for the risk capital portion of an investor's portfolio. Before investing in any managed futures investment, qualified investors should read the prospectus or offering documents carefully for additional information with respect to charges, expenses, and risks. Past performance is no guarantee of future results.

This report is based on information from multiple sources and Morgan Stanley makes no representation as to the accuracy or completeness of information from sources outside of Morgan Stanley.

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